Exhibit 10.1

SEPARATION AGREEMENT WITH WAIVER AND RELEASE

This Separation Agreement with Waiver and Release (“Agreement”) is executed this 13th day of April, 2021 by and between Willdan Group, Inc., a Delaware corporation (the “Company”) and Stacy McLaughlin, an individual (“Executive”).

WHEREAS, Executive and the Company (collectively, the “Parties”) desire to amicably resolve and conclude any issues related to the termination of Executive’s employment with the Company;

THEREFORE, the Parties agree as follows:

1.1.       Separation Date. The Parties acknowledge that Executive’s employment with the Company will terminate on April 16, 2021 (the “Separation Date”) on the terms and conditions set forth in this Agreement. Effective on the Separation Date, Executive shall resign from all positions with the Company’s affiliates and this Agreement shall provide sufficient notice of such resignations.

1.2.       Consulting. For a period of six (6) months following the Separation Date, Executive shall provide the Company with transition assistance in the capacity of a consultant (the “Consulting Period”). During the Consulting Period, Executive shall retain access to her Company email for such services but shall not hold herself out as an employee of the Company. The payments provided herein shall constitute sufficient consideration for the consulting services.

2.             Termination Benefits. The Company shall pay Executive (or in the event of Executive’s death, Executive’s estate) the following:

2.1.       The sum of $300,013.78, subject to tax withholdings and other authorized deductions, which is Executive’s current annual base salary, payable in equal installments in accordance with the Company’s standard payroll schedule over a period of fifteen (15) consecutive months, or until Executive commences full time comparable employment elsewhere, if earlier, with the first installment concurrent with the Company’s next regular payroll date following Executive’s execution of this Agreement, subject to Section 19 hereof.

2.2.       The sum of $5,000.00, on account of legal fees incurred by Executive in connection with the negotiation and drafting of this Agreement, payable by wire directly to Outten & Golden LLP within fifteen (15) days following Executive’s execution of this Agreement. Outten & Golden LLP shall provide the Company with W9 for this payment, and the Company will provide Executive and Outten & Golden LLP with a Form 1099.

2.3.       The Company shall pay directly for Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonable equivalent medical coverage as in effect immediately prior to the Separation Date, for up to fifteen (15) months after the Separation Date, or until Executive becomes covered under a new employer’s benefits, if earlier.

2.4.       Pursuant to Section 3.2(f) of the Willdan Group, Inc. Amended and Restated 2008 Performance Incentive Plan (the “Plan”), and notwithstanding anything to the contrary in any Performance-Based Restricted Stock Unit Grant between Executive and the Company, the Administrator (as that term is defined in the Plan) will accelerate the vesting of all of Executive’s outstanding Performance-Based Restricted Stock Units at target, such that all of Executive’s Performance-Based Restricted Stock Units shall be fully vested upon the Separation Date. The Parties hereby agree that Executive’s outstanding stock options granted under the Plan are all fully vested and exercisable as of the date hereof.

1

2.5.       The foregoing provisions of this Section 2 shall not affect Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan or Executive’s receipt of benefits in accordance with the terms of the Company’s 401(k) Plan.

3.             Release of Claims.

3.1.       In consideration of the benefits set forth in this Agreement, Executive on her own behalf and on behalf of her descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them in their capacity as such, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them, each in their capacity as such (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based compensation, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that nothing in this release is intended to release or waive rights: (a) that cannot be released as a matter of law, including, without limitation, any rights to COBRA, workers’ compensation, or unemployment insurance benefits; (b) to accrued, vested benefits under any employee benefit, stock, savings, insurance, retirement or pension plan of the Company; (c) arising after the Effective Date, including the right to enforce this Agreement; or (d) any rights to indemnification, contribution, advancement or defense pursuant to and in accordance with the Company’s by-laws, articles of incorporation, operating agreements, any liability insurance policy maintained by the Company, or applicable law.

3.2.       The Company, on behalf of itself and the Releasees, irrevocably and unconditionally releases, waives, and forever discharges Executive from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, that it and/or they have, had, or may have against Executive, up to and including the date each party executes this Agreement. This release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, county, international or local laws, of any jurisdiction. Nothing herein is intended to prevent the Releasees from enforcing this Agreement and nothing herein waives any of Releasees' claims that arise after the date the Company executes this Agreement or for any claims related to fraudulent conduct on behalf of Executive of which the Company is not currently aware.

2

3.3.       The Parties hereby expressly waive any and all rights or benefits conferred by the provisions of section 1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542, waived by the Parties herein, provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that she later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.             Company Property; Confidential Information.

4.1.       Following the Separation Date, Executive may retain the Company-issued iPhone and associated phone number and the Company-issued iPad (the “Retained Devices”); provided, Executive shall remove any of the Company’s proprietary information from the Retained Devices.

4.2.       Subject to Section 4.1, on the Separation Date, Employee shall return all company property to Employer. Notwithstanding anything to the contrary in this Agreement, Executive may retain Executive’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts, etc.) and copies of documents related to Executive’s compensation and benefits.

5.            Permitted Disclosures/Defend Trade Secrets Act. Nothing in this Agreement, any other agreement between Executive and the Company, or any other policies of the Company shall prohibit or restrict Executive or Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of the law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. Notwithstanding any preexisting obligations with respect to the Company’s confidential information, pursuant to the federal Defend Trade Secrets Act, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

3

6.               Non-Disparagement.

  6.1.       Executive agrees that she will not disparage the Company by making intentionally false or injurious statements (oral or written) to the press or media, on social media, to the Company’s current or former employees, or to the Company’s clients, investors, referral sources or other business partners that discredit or detract from the reputation of the Company. Likewise, the Company, on behalf of its board members, executives and employees with ability to speak on the matter, agrees to refrain from disparaging Executive by making intentionally false or injurious statements (oral or written) to the press or media, on social media, to Employer’s current or former employees, to Employer’s clients, investors, or to Executive’s referral sources or other business partners or to Executive’s employers, potential employers, clients, investors, referral source or other business partners, that discredit or detract from the reputation of Executive. Notwithstanding the foregoing, nothing herein will prohibit either party from responding truthfully to defamatory statements made by the other.

  6.2.       The Company will respond to any inquiry by a prospective employer of Executive by referring all inquiries to the Chief Executive Officer, who will provide a positive reference. The Company will not contest any application Executive may make for unemployment insurance benefits and will respond truthfully to any inquiries from any governmental agency concerning Executive.

  6.3.       If asked by any third parties about Executive’s employment with the Company, Executive may respond that she voluntarily resigned from employment with the Company. If specifically asked, the Company will confirm that Executive resigned from the Company.

7.               No Transferred Claims. Executive represents and warrants to the Company that she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

8.               No Wrongdoing. This Agreement shall not be offered or received in evidence in this or any other action or proceeding as an admission or conclusion of liability or wrongdoing of any nature by either Executive or the Company.

9.               Successors; Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties’ respective successors, assigns, administrators and legal representatives, and Executive’s heirs, executors. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.             Withholding Taxes.  Notwithstanding anything herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.             Section Headings; Number and Gender. The section headings of, and titles of paragraphs and subparagraphs contained in this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.  As used herein, where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

4

12.             Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without reference to its conflicts of laws provisions. Jurisdiction and venue of any action pertaining to this Agreement shall be in Orange County, California.

13.             Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters within its scope and supersedes any other agreement or understanding with respect to such matters. The Company and Executive acknowledge that the other party has not made, and in executing this agreement, neither has relied upon, any representations, promises or inducements, except to the extent that the same are expressly set forth in this Agreement.

14.             Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, then such provision shall be severed, and all other provisions of this Agreement shall remain in full force and effect.

15.             Modification.  This Agreement may not be amended, modified or changed, in whole or in part, except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto

16.             Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.             Mediation.  Any controversy arising out of or relating to this Agreement, the enforcement or interpretation of any of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to mediation in Orange County, California, before a mediator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“ JAMS ”), or if JAMS is no longer able to supply the mediator, such mediator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while mediation is pending.  All matters not resolved by mediation may be litigated.  The parties agree that Company shall be responsible for payment of the forum costs of any mediation hereunder, including the mediator’s fee. The prevailing party in any dispute shall be entitled to an award of costs and fees.

18.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories (the “Effective Date”).  Electronic means of signature such as Docusign may be used, and photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

5

19.           Section 409A.

19.1.   Notwithstanding anything contained in this Agreement to the contrary, the parties intend that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted in a manner consistent with such intent. If any provision of this Agreement (or of any award of compensation due to you under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement.

19.2.   If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to this Agreement until the earlier of (i) the date which is six (6) months after her Separation from Service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this Section 19.2 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 19.2 (a “Delayed Payment”) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

19.3.   For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. For purposes of any payments to be made or benefits to be provided under this Agreement to which Section 409A applies, the terms “separation” and “termination” and the Separation Date shall have the same meaning as “separation from service” under Section 409A.

19.4.   To the extent that any benefits are taxable to Executive, any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits pursuant to such sections are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

20.           Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[SIGNATURE PAGE FOLLOWS]

6

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the Effective Date.

/s/ Thomas D. Brisbin	4/13/2021
Willdan Group, Inc.	Date
By: Thomas D. Brisbin, Chief Executive Officer

/s/ Stacy McLaughlin	4/13/2021
Stacy McLaughlin	Date

7